Exhibit 10.10

A Division of Realty Capital Securities, LLC, Member FINRA

405 Park Avenue, 12th Floor, New York, NY 10022

T: (212) 415-6500

PERSONAL AND CONFIDENTIAL

[•], 2014

AR Capital Acquisition Corporation

405 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC (“RCS” or “we”, “us” or “our”), is engaged by AR Capital Acquisition Corp. (together with its subsidiaries, the “Company”) as a financial advisor to the Company in connection with the Company’s identification, negotiation and consummation of a merger, acquisition, asset purchase, or other business combination involving the Company (the “Transaction”). Each of RCS and the Company acknowledge and agree, that the Company may engage other advisors in connection with a Transaction and that such other advisors will be entitled to be paid fees by the Company in connection with such engagement.

1.	Strategic Services

In connection with the Company’s identification, negotiation and consummation of a Transaction, RCS will provide the Company with the following services:

•	performing customary financial analyses of potential Transaction targets;

•	assisting in coordinating the business due diligence process with potential targets (it being expressly understood and agreed that the Company shall be solely responsible for setting the scope of, conducting and the results of its own due diligence in connection with any Transaction, and we shall have no responsibility therefor);

•	assisting the Company in its review and consideration of the financial aspects of the financial aspects of proposals by the Company, as applicable;

•	assisting the Company in its negotiation of the financial aspects of the Transaction;

•	other financial advisory services (as we may mutually agree) rendered in advance of the time the Board of Directors of the Company makes its ultimate decision to execute definitive documentation related to any Transaction; and

•	if the Company executes a definitive agreement with respect to an Transaction, post-signing and pre-closing financial advisory services, as we may mutually agree.

For the avoidance of doubt, the Company understands that RCS is not required to provide a fairness opinion with regard to a Transaction.

2.	Compensation

Subject to Section 4, the Company shall pay to RCS a transaction fee (the “Transaction Fee”), which will be paid in cash promptly upon consummation of the Transaction, equal to 1.1% of the total gross proceeds (exclusive of any applicable finders’ fees which might become payable) raised in the registered initial public offering of securities of the Company (the “IPO”) (inclusive of any “green shoe” or over-allotment option actually exercised by the underwriters in the IPO). If a Transaction is not consummated for any reason, no Transaction Fee shall be due or payable to RCS hereunder.

3.	Expenses

The Company agrees to reimburse RCS monthly or within five days of receipt of an invoice, and upon consummation of the Transaction or upon termination of our services pursuant to this letter agreement (this “Agreement”), for our reasonable out-of-pocket expenses, including the reasonable fees and disbursements of our attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this Agreement, regardless of whether a Transaction is consummated. The Company instructs RCS to send any invoice related to expenses to Nicholas Radesca, Chief Financial Officer at the address above. Furthermore, none of the limitations on reimbursable expenses described in this Section 3 shall in affect in any way the Company’s obligations under Section 5 hereunder.

For purposes of this Agreement, the term “out-of-pocket expenses” also shall include expenses relating to document production, graphics, word processing, communications and other similar expenses that may not be directly payable to third party vendors.

For the avoidance of doubt, this Section 3 shall not apply to Annex A to this Agreement. Upon closing of the Transaction, any unreimbursed expenses due and payable upon such closing shall be reimbursed by the Company to RCS in connection with the payment of the Transaction Fee and no further expenses shall be reimbursed pursuant to this Agreement.

4.	Term and Termination

Our services hereunder may be terminated by the Company or RCS at any time with or without cause (as defined below) effective upon receipt of written notice to that effect without liability or continuing obligation of the Company or RCS, except that RCS shall be entitled to only one of the following: (a) the fee payable pursuant to Section 2 to the extent then due and payable (if not then paid) as well as any expenses incurred by RCS prior to such termination (only in accordance with Section 3 hereof) as a result of services rendered prior to the date of such termination, all of which shall become immediately payable in full; or (b) pursuant to this Section 4, payment of the Transaction Fee during the Tail Period or the Break-Up Fee described herein, as applicable. Additionally, upon termination of this Agreement, Section 5, Section 6 (other than the first paragraph thereof) and Annex A to this Agreement shall remain operative and in full force and effect.

In addition, unless RCS’ services have been terminated by the Company for cause, RCS will be entitled to the Transaction Fee set forth above if the Transaction is consummated at any time prior to the expiration of the Tail Period (as defined below) or an agreement is entered into at any time prior to the expiration of the Tail Period which agreement eventually results in a consummated Transaction.

For purposes of this Agreement, “cause” shall mean the gross negligence or willful misconduct by RCS in performing its obligations under this Agreement (it being expressly understood and agreed that if the Company and RCS dispute the existence of cause, then a final judicial determination by a court of competent jurisdiction as to the existence or absence of cause shall prevail, and pending such determination no Offering Fee shall be due or paid, notwithstanding anything herein that may be to the contrary); provided, however, that the Company shall not be entitled to claim that it terminated RCS’s engagement hereunder for cause unless the Company shall have first given RCS reasonable prior written notice of the Company’s intent to terminate RCS’s engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company’s right to terminate for cause) and shall have provided RCS with a reasonable opportunity to cure and RCS shall have so failed to cure.

For purposes of this Agreement, “Tail Period” means the period ending on the earlier of (A) the date RCS resigns its engagement hereunder or is terminated for cause (as defined above) and (B) 24 months from the date of any other termination of this Agreement by the Company.

5.	Indemnity; Trust Waiver; Other Relationships

(a)	In connection with engagements such as this, it is our firm policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A to this Agreement, which is incorporated by reference into this Agreement. Notwithstanding the foregoing and Annex A, RCS agrees (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the Company; and (iii) to not seek recourse against the Trust Account for any reason whatsoever.

(b)	Please be advised that one or more of AR Capital, LLC, RCS Capital Corporation and their respective subsidiaries and affiliates (collectively, the “ARC/RCS Group”) are engaged in investment banking and securities and brokerage activities and principal investing activities, as well as providing investment, banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of clients, from which conflicting interests or duties, or a perception thereof, may arise (collectively, “Services”). The Company expressly acknowledges and agrees that, in the ordinary course of business, RCS and other parts of the ARC/RCS Group at any time (i) may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of any potential purchaser, the Company or any other company that may be involved in any proposed transaction, and (ii) may be providing or arranging financing and other financial services to one or more potential purchasers or other companies that may be involved in a competing transaction, in the case of clauses (i) and (ii) whose interests may conflict with those of the Company.

(c)	Although information may be acquired in the course of (i) providing Services to parties other than the Company, (ii) engaging in any transaction (on its own account or otherwise), or (iii) otherwise carrying out its business, neither RCS nor any other part of the ARC/RCS Group shall have any obligation to disclose such information, or the fact that it or any other part of the ARC/RCS Group is in possession of such information, to the Company or to use such information for the benefit of the Company. In addition, parts of the ARC/RCS Group may have (A) fiduciary or other relationships whereby such parts may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company, any company that may be involved in a potential Transaction or others with interests with respect to an Transaction, and (B) commercial relationships (including acting as a vendor or customer) with the Company or any other company that may be involved in any proposed Transaction. The Company acknowledges that any such parts of the ARC/RCS Group may exercise such powers and otherwise perform its functions in connection with such fiduciary, commercial or other relationships without regard to RCS’s relationship to the Company hereunder. In addition, the Company acknowledges that neither this engagement nor the receipt by RCS of confidential information nor any other matter shall restrict or prevent the ARC/RCS Group from undertaking any business activity, acting on behalf of its own account, or acting on behalf of, or providing any Services to, other customers and the ARC/RCS Group may undertake any business activity or provide any Services without further notification to the Company.

(d)	The Company acknowledges that (i) as part of its engagement hereunder RCS may retain the services of outside counsel whose fees and expenses would be reimbursed by the Company in accordance with the terms of this Agreement, and (ii) RCS and/or its affiliates may receive a benefit (including a discount, credit or other accommodation) from such outside counsel based on the fees such outside counsel may receive on account of their relationship with RCS and/or its affiliates, including fees and expenses paid in connection with this engagement.

6.	General Provisions

In order to coordinate most effectively our efforts together to effect a Transaction satisfactory to the Company during the term of our engagement, the Company will keep RCS promptly informed of any material developments relating to a Transaction.

The Company acknowledges and agrees that RCS has been retained hereunder only as an advisor to the Company, and not as an advisor to any other person, and that any written or oral analyses or advice provided by RCS in connection with our engagement are exclusively for the information of the Board of Directors and senior management of the Company (in each case solely in their capacities as directors and officers of the Company) in connection with their consideration of the Transaction. Such analyses, such advice and the terms of this Agreement may not be disclosed to any third party or circulated or referred to publicly or used or relied on by any other party or for any other purpose without our prior written consent, except as such disclosure may be required pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or legislative body; provided, however, that the Company shall have, except as prohibited by law, (a) promptly notified RCS of the receipt of any such subpoena or order, (b) consulted with RCS as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and (c) cooperated with RCS, at RCS’ expense, in any commercially reasonable efforts it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such analyses, advice and the terms of this Agreement.

The Company recognizes that, in providing our services pursuant to this Agreement, we will use, rely upon and assume the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by us for such purposes (including publicly available information), and we do not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. RCS will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other party or any of their respective affiliates or to advise or opine on any related solvency or viability issues. The Company confirms all information relating to the Company, a Transaction or, to the knowledge of the Company, a potential target furnished by or on behalf of the Company will be accurate and complete in all material respects and not misleading. With respect to any financial forecasts and projections (including cost savings and synergies) made available to RCS by the Company or a potential target, RCS shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company or such potential target, as the case may be, as to the matters covered thereby. The Company will notify RCS promptly if it learns of any material change in any information previously made available to RCS by or on behalf of the Company or, to the Company’s knowledge, any potential target. It is understood and agreed that RCS will act under this Agreement as an independent contractor with duties solely to the Company and nothing in this Agreement or the nature of our services in connection with this engagement or otherwise shall be deemed to create a fiduciary duty or fiduciary or agency relationship between us and the Company or its stockholders, employees or creditors, and RCS is not assuming any duties or obligations other than those expressly set forth in this Agreement. Accordingly, the Company agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary duty or fiduciary or agency relationship. Except as set forth in Annex A to this Agreement, nothing in this Agreement is intended to confer upon any other person (including equity holders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof. The rights and obligations the Company may have under any other agreement with RCS or its affiliates are separate from the Company’s rights and obligations under this Agreement and will not be affected in any way by this Agreement. RCS may, to the extent it deems appropriate, retain the services of any of its affiliates or entities under common ownership (including RCS Capital Corporation, AR Capital, LLC and their respective subsidiaries) to assist RCS in providing its services hereunder and share with any such affiliates any information made available in connection with the engagement hereunder.

Following public announcement of the Transaction, RCS may, at its option and expense, place customary tombstone announcements and advertisements or otherwise publicize the Transaction and RCS’s role in it (which may include the reproduction of the Company’s logo) in financial and other newspapers and journals and marketing materials describing its services hereunder. In addition, following public announcement of the Transaction, the Company acknowledges that RCS may disclose its engagement hereunder in any research report relating to the Company or its industry to the extent necessary to comply with applicable laws, rules and regulations and its internal policies. If requested by RCS, the Company will include a mutually acceptable reference to RCS as financial advisor to the Company in any press release or other similar public announcement made by the Company with respect to the Transaction.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), RCS is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow RCS to properly identify its clients.

The Company understands that RCS does not provide (nor is the Company relying on them for) accounting, tax, legal or regulatory advice and that RCS’s role in any due diligence will be limited to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the Transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without RCS imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

As used in the Agreement, (i) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”, and (ii) “person” means any natural person, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

This Agreement (including Annex A to this Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed (including by facsimile and PDF transmission) in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

This Agreement (including Annex A to this Agreement) shall inure to the benefit of and be binding upon the Company and RCS and their respective permitted successors and permitted assigns. This Agreement may not be assigned (whether by contract, operation of law or otherwise) without the prior written consent of the parties hereto.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York. The Company hereby submits to the jurisdiction of any New York state or federal court sitting in the Borough of Manhattan of the City of New York in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient jurisdiction. Any rights to trial by jury with respect to any suit, action, proceeding or claim (whether based upon contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or RCS’s engagement hereunder are expressly and irrevocably waived by RCS and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its security holders).

Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning to us the enclosed copy of this Agreement, which shall become a binding letter agreement upon our receipt. We are delighted to accept this engagement and look forward to working with the Company on this assignment.

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Very truly yours,

RCS CAPITAL, the investment banking and capital markets division of REALTY CAPITAL SECURITIES, LLC

By: RCS Capital Corporation, its managing member

By:
Name: Brian D. Jones
Title: Chief Financial Officer

Acknowledged and Agreed to
as of the date first above written:

AR Capital Acquisition Corp.

By:
Name: Nicholas Radesca
Title: Chief Financial Officer

Annex A

The Company agrees to indemnify RCS, any of its affiliates and entities under common ownership (including Realty Capital Securities, LLC, AR Capital, LLC and their respective subsidiaries), its and their respective directors, officers, employees and agents and each other person controlling RCS or any of its affiliates (each, an “Indemnified Party”), and hold each of them harmless, from and against any and all losses, claims, damages and liabilities (collectively, “Liabilities”) to which any of the Indemnified Parties may become subject relating to, arising in any manner out of or in connection with the rendering of services pursuant to the Agreement to which this Annex A is attached (including any related activities and services rendered prior to the date hereof), the Transaction or an Indemnified Party’s role in connection therewith, except and solely to the extent it is finally judicially determined that such Liabilities resulted from the gross negligence or willful misconduct of such Indemnified Party.

The Company also agrees to reimburse each Indemnified Party for any legal and other expenses reasonably incurred in connection with investigating, preparing for, defending, responding to third party subpoenas, preparing to serve or serving as a witness with respect to, providing evidence in, or otherwise relating to any pending or threatened action, claim, suit, proceeding or investigation (each and collectively, an “Action”), whether or not such Action is initiated or brought by or on behalf of the Company, relating to, arising in any manner out of or in connection with the rendering of services pursuant to the Agreement to which this Annex A is attached (including any related activities and services prior to the date hereof), the Transaction or an Indemnified Party’s role in connection therewith (whether or not any Indemnified Party is a party to such Action) or in enforcing the Agreement to which this Annex A is attached (including this Annex A), in each case as such expenses are incurred.

The Company further agrees that no Indemnified Party shall have any Liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company relating to, arising in any manner out of or in connection with the rendering of services pursuant to the Agreement to which this Annex A is attached (including any related activities and services rendered prior to the date hereof), the Transaction or an Indemnified Party’s role in connection therewith, except and solely to the extent it is finally judicially determined that such Liability resulted from the gross negligence or willful misconduct of such Indemnified Party.

If the foregoing indemnification or reimbursement is judicially determined to be unavailable for any reason (other than due to the gross negligence or willful misconduct of an Indemnified Party to the extent finally judicially determined), then the Company and RCS shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable (a) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and RCS, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates or (b) if (but only if) the allocation provided by clause (a) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the Company, on the one hand, and RCS, on the other hand, as well as any other relevant equitable considerations; provided that, in no event shall the amount to be contributed by RCS pursuant to this paragraph exceed the fees actually received by RCS as a financial advisor under the Agreement to which this Annex A is attached. For the purposes of this Annex A, the relative benefits to the Company and RCS of the Transaction shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or its security holders, as the case may be, in connection with such Transaction, whether or not any such Transaction is consummated, bears to (ii) the fees paid to RCS as financial advisor under the Agreement to which this Annex A is attached for such Strategic Alternative.

The Company agrees that, without RCS’s prior written consent, it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of (each and collectively, a “Settlement”) any Action in respect of which indemnification could be sought hereunder (whether or not RCS or any other Indemnified Party is an actual or potential party to such Action), unless (A) such Settlement includes an unconditional and irrevocable release from the party bringing such Action of all Indemnified Parties, (B) such Settlement involves only the payment of money and does not provide for injunctive or other nonmonetary relief affecting any Indemnified Party, and (C) does not contain any adverse statement with respect to any Indemnified Party, and (D) the parties agree that the terms of such Settlement shall remain confidential. Prior to entering into any agreement or arrangement with respect to any proposed transaction involving the sale of all or substantially all of the Company that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify RCS (if not previously so notified) and, if requested by RCS, shall arrange in connection therewith a reasonable alternative means of providing for the obligations of the Company set forth in this Annex A, which could include the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow in each case in an amount and upon terms and conditions reasonably satisfactory to RCS. The rights of the Indemnified Parties referred to in this Annex A shall be in addition to any rights that any Indemnified Party may have at common law or otherwise and shall survive any termination or completion of the engagement provided by the Agreement to which this Annex A is attached.